Exhibit 10.40

JINJIANG SGOCO ELECTRONIC CO., LTD.

ARTICLES OF ASSOCIATION

CHAPTER 1. GENERAL PROVISIONS

Article 1   This Articles of Association is formulated by Jinjiang SGOCO Electronic Co., Ltd. (hereafter referred as the Company) which is established with investment by single investor of SGOCO (Fujian) Electronic Technology Industrial Co., Ltd. according to the Company Law of the People’s Republic of China (hereafter referred as the Company Law), and the relevant laws and regulations.

Article 2   With regards to any provision of this Articles of Association that is in conflict with that of laws and regulations, the provisions of laws and regulations shall prevail.

CHAPTER 2. COMPANY NAME AND DOMICILE

Article 3   The name of the Company: Jinjiang SGOCO Electronic Co., Ltd.

Article 4   The domicile of the Company: Houlin SGOCO Technology Park, Luoshan Street, Jinjiang.

CHAPTER 3. SCOPE OF BUSINESS

Article 5   The scope of business of the Company: Research and development and sales of computer software and hardware; wholesale and retail of electronic product, computer, digital products, machinery products, communication equipment, network product, computer accessories, plastic and rubber products, textile products, mineral products (excluding products restricted by the state government), metal materials, and automotive accessories; purchase of agricultural products (excluding grains and seeds); electronic technology services; import and export of goods or technologies (excluding the import and export of goods or technologies prohibited or restricted by the state government). (The above scope of business shall be based on the items listed on the Business License approved and issued by the business registration authorities.)

Article 6   For any change to the scope of business by the Company, the Articles of Association shall be modified accordingly and the change shall be submitted to the business registration authorities for filing.
Any item in the scope of business of the Company, which is required by the law, administrative regulations and decrees issued by the State Council for approval, shall be approved in compliance with the laws.

CHAPTER 4. REGISTERED CAPITAL

Article 7   The registered capital of the Company: RMB TWO MILLION, is the total capital contributed by the Company’s shareholder who has been registered with the registration authorities, and the shareholder has made full payment of the registered capital of the Company in only one installment prior to the incorporation registration of the Company.

Article 8   Any change in registered capital and paid-in capital by the Company shall be submitted, together with capital verification certificate issued by legal capital verification agency, to the registration authority for registering the change.

Exhibit 10.40

The shareholder shall make full payment in only one installment for any addition to registered capital and paid-in capital by the Company. If the Company transfers the statutory accumulation fund to be as additional registered capital, the residual statutory accumulation fund retained by the Company shall not be less than 25% of the registered capital of the Company for the period prior to the transferring. The Company shall apply for registration of the change within 30 days from the date on which the capital is fully paid by the Company.

The Company shall apply for registration of any reduction in registered capital within 45 days from the date on which the reduction is announced to the public, and shall submit related evidence which can indicate the Company has made announcement of the reduction in registered capital by the Company on the newspaper and the statement which demonstrates the debt repayment and debt guarantee of the Company.

The registered capital of the Company after reduction shall not be less than the statutory minimum limit.

Article 9   Any change by the Company to the registered capital, paid-in capital and other registered information shall be first applied to the registration authorities for change registration.

The Company is prohibited from any unauthorized change to the registered information prior to the registration of the change.

CHAPTER 5. NAME OF SHAREHOLDER, AMOUNT,

MANNER AND DATE OF CONTRIBUTION

Article 10   Name of shareholder:
Name of shareholder	Domicile	ID No.
SGOCO (Fujian) Electronic Technology Industrial Co., Ltd.	Houlin Community, Luoshan Street, Jinjiang.	35050040013970

Article 11   Amount, manner and date of contribution from shareholder:

SGOCO (Fujian) Electronic Technology Industrial Co., Ltd.: contribution amount RMB 2 million Yuan, accounting for 100% of registered capital, wherein RMB 2 million Yuan in currency has been given in full one-time payment on May 4.

Article 12   If the shareholder gives the contribution in currency, he shall deposit the full-amount currency contribution to the bank account of the Company, so that a capital verifying company can verify the capital.

After the establishment, the Company shall issue a contribution certificate to the shareholder; the Company shall also prepare a register of shareholder according to which the shareholder can claim the shareholder’s rights.

After the establishment, the shareholder shall not withdraw the contribution.

Article 13   If the shareholder cannot prove that the Company’s assets are independent from the shareholder’s, he shall bear joint liabilities for debts of the Company.

Exhibit 10.40

The Company shall prepare financial statements at the end of fiscal years, and submit them to Certified Public Accountants for auditing.

CHAPTER 6. COMPANY’S DEPARTMENTS AND THEIR ESTABLISHMENT, FUNCTION & POWER AND RULES OF PROCEDURE

Article 14   The Company will not set up the shareholder meeting. The shareholder will have the following functions and powers according to the Company Law:

(1)	To decide the Company’s management policies and investment plans;

(2)	To appoint and change the executive director and supervisor, and decide their payment;

(3)	To audit and approve the executive director’s reports;

(4)	To audit and approve the supervisor’s reports;

(5)	To audit and approve the Company’s annual financial budget and final accounts;

(6)	To audit and approve the Company’s distribution of profits and remedial plans for losses.

(7)	To make decisions on increase/decrease in the Company’s registered capital;

(8)	To make decisions on the Company’s issuing bonds;

(9)	To make decisions on the Company’s merger, division, liquidation or change of form;

(10)	To prepare or revise the Company’s Articles of Association.

The shareholder shall make the above decisions in the written form with his/her signature, which will be recorded in the Company.

Article 15   The Company will not set up the Board of Directors but set an executive director, currently occupied by Ke Wenpu, which is appointed or changed by the shareholder. The executive director will work in tenure of 3 years and can be reappointed by the shareholder when his/her tenure expires.

Article 16   The executive director reports to the shareholder and will have the following functions and powers:

(1)	To execute the shareholder’s decisions;

(2)	To decide the Company’s management policies and investment plans;

(3)	To prepare the Company’s annual financial budget and final accounts;

(4)	To prepare the Company’s distribution of profits and remedial plans for losses.

(5)	To make plans on increase/decrease in the Company’s registered capital;

(6)	To make proposals on the Company’s merger, division, liquidation, change of form or dissolution;

(7)	To decide the setting of the Company’s internal management departments;

(8)	To decide the appointment, dismissal and payment of the Company’s and decide the appointment, dismissal and payment of the Company’s assistant manager and chief financial officer;

(9)	To set up the Company’s basic management system.

Article 17   The Company’s single manager, currently occupied by Ke Wenpu, will work in tenure of 3 years, subject to the executive director for appointment or dismissal, and can be reappointed when his/her tenure expires.

Article 18   The manager reports to the executive director and will have the following functions and powers:

Exhibit 10.40

(1)	To preside over management work for the Company’s production and operation;

(2)	To organize the execution of the Company’s annual management policies and investment plans;

(3)	To make setting plans for the Company’s internal management departments;

(4)	To make the Company’s basic management system;

(5)	To make the Company’s specific regulations;

(6)	To propose the appointment or dismissal of the Company’s assistant manager and chief financial officer;

(7)	To decide the appointment or dismissal of employees, except those whose appointment or dismissal is decided by the executive director.

Article 19   The Company will not set a Board of Supervisors, but set a supervisor, currently occupied by Xu Zhenzhen, appointed or changed by the shareholder.

The executive director and the senior managers shall not hold a concurrent post as the supervisor.

The supervisor will work in tenure of three years and can be reappointed by the shareholder when his/her tenure expires.

Article 20   The supervisor will have the following functions and powers according to the Company Law:

(1)	To check the Company’s finance state;

(2)
To supervise the executive director and the senior managers’ action in execution of their duties, and suggest the dismissal of the executive director and the senior managers who violate laws, regulations, ARTICLES OF ASSOCIATION or the shareholder’s decision;

(3)	To require the executive director and the senior managers to correct their actions which may harm the Company’s interest;

(4)	To give proposals to the shareholder;

(5)	To lodge a complaint against the executive director and the senior managers according to Article 152 of the Company Law.

Article 21   The Company shall pay the fees for the supervisor to carry out his/her functions and powers.

CHAPTER 7. LEGAL REPRESENTATIVE OF COMPANY

Article 22   The executive director shall serve as the legal representative of the Company and make registration according to the law. The legal representative appointed by the shareholder shall sign relevant documents on behalf of the company, the term of office is 3 years and he can be reappointed consecutively when the term ends.

Article 23   For change of the legal representative, change of registration shall be applied for within 30 days from the date of making resolution or decision of the change.

Exhibit 10.40

CHAPTER 8. MISCELLANEOUS

Article 24   The shareholder of the Company can assign all or part of his/her stock right.

For the shareholder who assigns the stock right shall apply for change of registration within 30 days from the date of assigning the stock right.

For change of type of the Company caused by the shareholder’s assignment of the stock right, change of registration shall be applied in the regulated period to the registration authority of the Company according to the establishment conditions of type of the Company that to be changed.

Article 25   After the shareholder’s legal assignment of the stock right, the Company shall correspondingly modify the Articles of Association and the relevant records about the shareholder and his/her contribution amount in the register of shareholder.

Article 26   The business period of the Company is 10 years from the date of issuing the business license of the company.

By modifying the Articles of Association of the Company for the existence of the Company after business period ends.

Change of registration is required for the Company to prolong the business period.

Article 27   If the Company is dissolved for the following reasons:

(1)	The business period regulated in the Articles of Association ends;

(2)	The shareholder decides to dissolve;

(3)	Dissolution caused by merger or separation;

(4)	The business license be revoked in accordance with law, ordered to turn off or revoked;

(5)	Dissolved by the People’s Court according to the Article 183 of the Company Law;

If the Company is dissolved under regulations of (1), (2), (4) and (5) in the preceding article, liquidation team shall be set up for liquidation within 15 days from the date of appearance of the dissolution reasons. The members of the liquidation team of the Company shall be decided by the shareholders.

Article 28   For the liquidation according to law after dissolution of the company, the liquidation team shall file the list of members and principals of the liquidation team to the registration authority of the Company within 10 days from the date of setting up.

Article 29   The liquidation team shall inform the creditor within 10 days from the date of setting up and shall make public announcement in the newspaper within 60 days.

During the period of reporting claims, the liquidation team shall not pay off the creditor.

Article 30   During the period of liquidation, the Company continues to exist, but the business operations have noting to do with the liquidation are not allowed.

The properties of the Company shall not be allocated to the shareholder before the pay-off according to the Company Law.

After the liquidation of the company, the liquidation team shall make liquidation report which shall be reported to and confirmed by the shareholder (or the People’s Court) and apply for the cancellation of registration at the former registration authority of the Company for announcement of dissolution of the Company within 30 days from the date of finishing the liquidation.

Exhibit 10.40

CHAPTER 9. SUPPLEMENTATRY ARTICLES

Article 31   For the Company to invest to other enterprises or to provide guarantee for others, it shall be decided by the shareholders.

For the Company to provide guarantee to the shareholder or the actual controller, it must be decided by the shareholder in written form.

Article 32   Registration items shall be subject to what are verified by the registration authority of the company.

Article 33   Other issues uncovered in this Articles of Association are applicable to relevant regulations in the Company Law.

Article 34   This Articles of Association is formulated by the shareholder and shall take effective from the date of establishing the Company (Where it is regulated otherwise by National Laws and Regulations, the latter shall prevail).

Article 35   This Articles of Association is in triplicate, the shareholder, the Company and the registration authority of the Company shall each hold one copy.

Seal and signature of the shareholder:

May 04, 2010